EXHIBIT T3E.3

EXCHANGE OFFER AND CONSENT SOLICITATION

New Millennium Homes, LLC

Offer to Exchange

All Outstanding Zero Coupon Notes due December 31, 2004

($114,051,000 aggregate principal amount outstanding)

for

Zero Coupon Notes due 2007;

and

Solicitation of Consents to Amend

the Indenture dated as of August 17, 2000

and

the Certificate of Designations, Preferences and Rights

of

Series A Participating Perpetual Preferred Shares

THE EXCHANGE OFFER, CONSENT SOLICITATION AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 10, 2003, UNLESS EXTENDED (AS SUCH DATE MAY BE EXTENDED, THE “EXPIRATION DATE”).

February 7, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

New Millennium Homes, LLC, a Delaware limited liability company (the “Company” or “New Millennium”), is offering to exchange all of its outstanding Zero Coupon Notes due 2004 (“Old Notes”) for Zero Coupon Notes due 2007 (the “New Notes”) upon the terms and subject to the conditions set forth in the Exchange Offer and Consent Solicitation dated February 7, 2003 and in the related Letter of Transmittal and Consent (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith. As part of the Offer, New Millennium is soliciting consents (collectively, the “Consents”) from the holders of Old Notes (a) to terminate the pledge agreement (the “Security Document”) pursuant to which the capital stock of New Millennium’s two subsidiaries currently is pledged as collateral to secure the Company’s obligations with respect to the Old Notes, (b) to the release of the pledge of the capital stock of New Millennium’s two subsidiaries currently securing the Company’s obligations with respect to the Old Notes, and (c) to certain proposed amendments (the “Proposed Amendments”) to both the indenture pursuant to which the Old Notes were issued (the “Old Notes Indenture”) and to the certificate of designations (the “Certificate of Designations”) of the rights, preferences and privileges of the Series A Participating Perpetual Preferred Shares (the “Series A Shares”) of the Company.

The purpose of the Proposed Amendments is:

(a)    to eliminate substantially all of the restrictive covenants and certain of the event of default provisions, and modify or eliminate certain other provisions (including those requiring the pledge of the capital stock of New Millennium’s subsidiaries), contained in the Old Notes Indenture; and

(b)    to amend the Certificate of Designations to clarify that the reference to the Old Notes in the Certificate of Designations, for purposes of applying the distribution associated with the Series A Shares, includes any indebtedness issued in exchange, substitution or refinancing of the Old Notes, including, without limitation, the New Notes and any indebtedness issued in exchange, substitution or refinancing of the New Notes.

In order to become effective, the Proposed Amendments to the Old Notes Indenture (and the release of the pledged capital stock of New Millennium’s two subsidiaries and the termination of the Security Document) must be approved by the holders of a majority in principal amount of the Old Notes, and the Proposed Amendments to the Certificate of Designations must be approved by the holders of at least two-thirds of the outstanding Series A Shares. By completing a Letter of Transmittal and submitting it together with Old Notes for exchange pursuant to the Offer, each holder of Old Notes will be deemed to consent to the Proposed Amendments to the Old Notes Indenture (and the release of the pledged capital stock of New Millennium’s two subsidiaries and the termination of the Security Document) and, to the extent the holder holds Series A Shares, to the Proposed Amendments to the Certificate of Designations.

Pursuant to the terms of the Offer, holders of Old Notes who validly tender and do not properly withdraw Old Notes pursuant to the Exchange Offer will receive New Notes with a principal amount of $1,000 for each $1,000 principal amount of Old Notes exchanged pursuant to the Offer.

The Offer is conditioned upon the satisfaction or valid waiver of certain conditions set forth in the Exchange Offer and Consent Solicitation in the section entitled “The Exchange Offer and Consent Solicitation—Conditions to the Offer.”

Enclosed herewith for your information and forwarding to your clients for whose accounts you hold Old Notes registered in your name or in the name of your nominee are copies of the following documents:

1.    The Exchange Offer and Consent Solicitation dated February 7, 2003.

2.    The blue Letter of Transmittal and Consent, to be used to tender Old Notes for exchange and to deliver the Consent to the Proposed Amendments, the release of the pledge of the capital stock of New Millennium’s two subsidiaries and the termination of the Security Document (for your use and for the information of your clients). Executed facsimile copies of the Letter of Transmittal and Consent may be used to tender Old Notes for exchange and to deliver the Consent.

3.    The green Notice of Guaranteed Delivery, to be used to tender Old Notes for exchange if certificates for Old Notes are not immediately available or if such certificates for Old Notes and all other required documents cannot be delivered to U.S. Bank National Association (the “Exchange Agent” for the Offer) on or prior to the Expiration Date.

4.    A yellow printed form of a letter which may be sent to your clients for whose accounts you hold Old Notes registered in your name or in the name of your nominee, with space provided for obtaining your clients’ instructions with regard to the Offer and the related Consents.

5.    Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer, Consent Solicitation and withdrawal rights will expire at 5:00 p.m., New York City time, on March 10, 2003, unless the Expiration Date is extended.

In order to validly tender Old Notes pursuant to the Offer, (i) a duly executed and properly completed Letter of Transmittal and Consent (or an original executed facsimile thereof) together with any required signature guarantees must be received by the Exchange Agent on or prior to 5:00 P.M. New York City time on the Expiration Date, and (ii) certificates representing tendered Old Notes (or a completed Notice of Guaranteed Delivery) must be received by the Exchange Agent by the Expiration Date (with the actual certificates delivered within the period specified in the Notice of Guaranteed Delivery), all in accordance with the instructions set forth in the Letter of Transmittal and Consent and the Exchange Offer and Consent Solicitation.

If a beneficial holder of Old Notes desires to tender Old Notes for exchange pursuant to the Offer and the holder’s Old Note certificates are not immediately available, or such holder cannot deliver the Old Notes certificates and all other required documents to the Exchange Agent on or prior to the Expiration Date, such Old Notes may nevertheless be tendered for exchange by following the guaranteed delivery procedures specified in the Exchange Offer and Consent Solicitation under the caption “The Exchange Offer and Consent Solicitation—Guaranteed Delivery Procedures.”

The Company will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Old Notes pursuant to the Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes applicable to the exchange of Old Notes pursuant to the Offer, except as otherwise provided in Instruction 7 of the Letter of Transmittal and Consent.

Any inquiries you may have with respect to the Offer should be addressed to the Exchange Agent at its address and telephone number set forth on the back cover page of the Exchange Offer and Consent Solicitation. Additional copies of the enclosed materials may be obtained without charge upon request from the Exchange Agent.

Thank you for your assistance in this matter.

Very truly yours,

NEW MILLENNIUM HOMES, LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS BEING THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS THEREIN.

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